EXHIBIT 10 (kk)



               Summary of Fiscal Years 1998 - 2000 Retention Bonus
                  for the President and Chief Executive Officer

In September 1997, the Company provided Mr. Skates a restricted $7,000,000 bonus as an incentive to remain in the employment of the Company as its Chief Executive Officer for an additional three years. This bonus will become earned and vested and its restrictions will lapse over the three-year period commencing on September 28, 1997 and ending September 30, 2000. The bonus will become fully vested and free of restrictions upon a change in control of the Company, or upon termination of Mr. Skates's employment by the Company. If Mr. Skates terminates his employment with the Company voluntarily prior to October 1, 2000, he will be obligated to repay the Company on the day of such termination any unvested amounts paid to him under this bonus.